Exhibit 10.1

Co-Processing Agreement

Company	Nathaniel Energy Corporation	Phone Number	303-690-8300
Address	8001 South InterPort Blvd., Suite 260	Fax Number	303-539-0741
City	Englewood	E-Mail	gcretecos@nathanielenergy.com
State	Colorado	Main Contact	George A. Cretecos
Zip Code	80112	Mail Address	Same as Address
Country	USA

Energis LLC   6211 Ann Arbor Road, Dundee, Michigan 48131, Phone Number 734-529-4419, Fax Number 734-529-4823

This Agreement made this 30th day of September, 2005, is between Nathaniel Energy Corporation (“Company”)  and Energis LLC (“Energis”) and  it specifies the terms and conditions pursuant to which  Company will provide tire chips (“Material”) to Holcim (US) Inc.’s cement manufacturing facility located in Midlothian, Texas (“Facility”). The attached Terms and Conditions are incorporated and are expressly made a part of this Agreement.

1.   Term

This Agreement shall commence as of the date first written above and shall have a term of three (3) years (the “Initial Term”). Unless either party gives ninety (90) days advance written notice of its intent to not to extend this Agreement, the Agreement shall automatically renew at the end of the  Initial  Term or any subsequent renewal term for a period of one (1) year each, provided that the total number of such one (1) year renewal terms shall not exceed three (3), with the last such term ending no later than September 30, 2012. The Initial Term and the subsequent renewal terms are referred to as the “Contract Term”.

2.   Base Pricing

For each short ton of  Material received at the Facility in accordance with this Agreement, Energis shall compensate Company Twenty-Five Dollars ($25.00) per short ton.

The parties agree to review the base pricing for a period of sixty (60) days after the end of Year 2 of the Initial Term (“Price Re-Opener Period”)  Company and Energis agree to negotiate in good faith during the Price Re-opener Period over a mutually agreeable price for the Material described herein that will then be applied to Year 3 of the Initial Term and any subsequent renewal terms. After the end of the Price Re-Opener Period, if the Company and Energis cannot come to a mutually  agreeable price, then the Company shall have the right to continue to provide Material at the base price listed above or to terminate the Agreement in accordance with the terms of paragraph 1 of the attached terms and conditions.

3.   Disposal Fee/Taxes

Any applicable state or federal disposal fees or taxes relating to the Material will be the responsibility of Energis.

4.   Specifications (the Material must meet all of the following specifications):

Specifications attached as Exhibit A.

GAC/MRB

Material that meets all of the above specifications, will be considered “Conforming Material”. Material will be considered “Non-Conforming Material” if it fails to meet any one of the specifications.

5.   Supply Schedule

Company will deliver up to One Thousand Five Hundred (1,500) short tons of  Conforming Material per month, to a storage location designated by the Facility, and Energis hereby agrees to purchase such minimum quantity of Material.

Scheduling for shipments of Material under this Agreement will be coordinated through the Site Operations Manager at the Facility. The Site Operations Manager at the Facility can be contacted at (972) 225-1044.

6.   Invoice:

Company will invoice Energis monthly for Conforming Material delivered to the Facility. The invoice shall itemize the tonnage of Material the Facility received from Company in the prior calendar month. Energis shall pay the invoiced amount to Company within thirty (30) days of receipt of Company’s invoice. Energis shall pay a late fee of 1 ½ percent per month or the maximum rate permitted by law, whichever is less, on any amounts not paid within sixty (60) days of the date due.

7.   Demurrage:

Due to the extensive analytical requirements for certain fuels and/or alternate raw materials, Energis or the applicable Facility may require an unloading time of three hours. If the unloading time exceeds 24 hours, Energis shall reimburse Company for all additional transport costs which Company incurs as a result thereof, which shall be paid to Company, or as directed by Company, upon demand. Energis assumes no responsibility for transportation demurrage for Non-Conforming Material or the time required for resolving analytical or manifest discrepancies, such costs will be the sole responsibility of Company.

8.   Special Instructions:

Company is allowed to store up to 2,000 short tons of Material at a designated site location at the Facility  at no additional cost..

Company:	/s/ George A. Cretecos	Date:	11/9/05	Date of Agreement:	September 30, 2005
Energis LLC:	/s/ illegible - President	Date:	11/28/05	Effective Service Date

GAC/MRB

2

SPECIFICATIONS
EXHIBIT A

The Material shall meet the following criteria:

Material  must be no larger than 2” - 2 ½” minus in all directions and it must be free from any lose wire or any other material that does not meet the above specification. Material shall have as much wire removed around the edges as practically possible. The material must be mostly dirt or mud free.

GAC/MRB

Terms and Conditions for Nathaniel Energy Corporation

1.   TERMINATION.   Unless a party is in material breach of this Agreement, during  the Initial Term neither Energis nor Company may terminate this Agreement. If a party is in material breach, the other party may terminate by giving thirty (30) days advance written notice to the other party by personal in-hand delivery or by certified mail return receipt requested to the address written above.   After the Initial Term, either party may terminate this Agreement by giving ninety (90) days advance written notice to the other party by personal in-hand delivery or by certified mail return receipt requested to the address written above. Nothwithstanding anything to the contrary in this Paragraph 1, if Energis and Company cannot come to a mutually agreed upon price for the Material at the end of the Price Re-Opener Period, Company may agree to terminate this Agreement.

2.   REPRESENTATIONS AND WARRANTY.   Company represents and warrants that any Materials provided to Energis will be Conforming Material, unless otherwise mutually agreed to by both Energis and Company in writing.

3.   INSPECTIONS.   Company shall allow Energis to conduct reasonable inspections of each shipment of Material tendered to Energis.

4.   NON-CONFORMING MATERIAL.   At any time after receiving delivery of Material, Energis determines that some or all are Non-Conforming Material, Energis may notify Company in writing and allow Company to cure such Non-Confrming Material within fifteen (15) business days after receiving such notice. If Company fails to cure the Non-Conforming Material within the fifteen (15) business day period, the Company will arrange for the removal of the Non-Conforming Material from Energis’ or the applicable Facility’s property. If at the end of the 15 business period, Company has not removed the Non-Conforming Material Energis reserves the right, to transport such Non-Conforming Material to Company for proper disposal and can terminate this Agreement. Energis shall be entitled to collect from Company any reasonable costs and expenses it incurs, including but not limited to transport, storage or disposal costs. Company designates Energis as its attorney-in-fact to sign any documents necessary to transport the Non-Conforming Material in accordance with this Paragraph.

5.   THE APPLICABLE TITLE.   Title to Conforming Material shall be transferred to Energis or Facility upon receipt of the Material. Unless otherwise agreed to by Energis, in writing, title to Non-Conforming Material shall remain with Company even after tender to Energis or the Facility.

6.   COMPLIANCE WITH LAWS.   Company and Energis shall each comply with all applicable federal, state and local laws, rules, rulings, orders, ordinances, permits and regulations affecting or related to their respective obligations under this Agreement.

7.   RELATIONSHIP.   Each party will perform under this Agreement as an independent contractor and as such shall have and maintain exclusive control and direction over all of its employees, agents and contractors and assumes full and exclusive responsibility for payment of all compensation, benefits, premiums, contributions, payroll taxes and other taxes now or hereafter imposed by any law or regulation as to its employees, agents and contractors.

8.   INDEMNIFICATION.   Company shall defend, indemnify and hold harmless Energis and the Facility and their officers, members, directors, shareholders, agents, affiliates and employees from and against any and all claims, demands, fines, losses, damages, enforcement actions, environmental remediation costs, penalties, expenses, actions, suits or proceedings, injuries, liability to or death of any person, costs of response to any governmental inquiry, liability for loss of or damage to property or for loss or damage arising from attachments, liens or claims of material, men or laborers, and reasonable attorney and consulting fees and costs relating to any of the foregoing (“Claims”), arising from Company’s performance, acts or omissions or breach of the Agreement. The foregoing indemnification shall not apply to the extent such Claims are the result of Energis’ negligence or intentional act. Energis shall defend,

GAC/MRB

indemnify and save harmless Company from Claims arising from Energis’ performance of this Agreement or the Services, Energis’ acts or omissions, or breach of this Agreement. The foregoing indemnification shall not apply to the extent such Claims are the result of Company’s  negligence or intentional act. These indemnities shall survive the expiration or other termination of this Agreement.

9.   FORCE MAJEURE.   Neither party shall be liable for any  expense, loss or damage resulting from any delays in the performance of any obligation under this Agreement caused by government actions, regulations, orders, rulings, acts of God, acts of war, acts of public enemy, fire, strikes, civil disturbance, or any other event beyond a party’s reasonable control, whether or not similar to the foregoing.

10.   APPLICABLE LAW.   This Agreement and respective rights and obligations of the parties shall be governed and construed in accordance with the laws of the state of Texas.

11.   SEVERABILITY.   In case any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, unenforceable provision had never been contained.

12.   ASSIGNMENT.   This Agreement may not be assigned by either party without the written consent of the other party, such consent shall not be unreasonably withheld, with the exception that the Customer may transfer the Agreement to its subsidiaries with 30 day written notice to Energis.

13.   PURCHASE ALTERNATE MATERIAL.   Nothing in this Agreement limits Energis from purchasing or acquiring Material from sources other than Company with the understanding that under this Agreement Energis is responsible for taking up to a minimum of eighteen thousand (18,000) tons per year of Material from Company. If Company fails to perform its obligations pursuant to this Agreement, Energis shall notify Company in writing and Company shall have fifteen (15) business days to provide a cure (the cure will include meetings its ongoing volume commitment and to make up any volume it failed to deliver)  for meeting its obligations pursuant to this Agreement otherwise Energis shall have the right to either terminate this Agreement or contract with third parties to meet Company’s obligations. Once Company advises Energis in writing of its ability to meet its obligations under this Agreement, and Energis is reasonably agreeable with Company’s assessment, Company will resume its obligations hereunder and Energis will cease using its third party supplier for the purposes of addressing Company’s lack of supply. All reasonable costs above what Energis would have incurred under this Agreement if Company had met its obligations, shall be the sole responsibility of Company. Company, at Energis’ option, shall either pay Energis for such additional costs or shall credit Energis for such additional costs against its future invoicing for its Material under this Agreement.

14.   PURCHASE OF MINIMUM MATERIAL; ACCEPTANCE OF TIRES. In the event Energis fails to accept at least 1,500 short tons of Material per month, Energis shall nonetheless pay Company for 1,500 short tons of Material per month and Company shall be entitled to invoice Energis therefor. Additionally, in the event that Energis rejects any Conforming Materials, Energis shall pay Company’s reasonable costs and expenses relating to the re-transportationl, storage and disposal of such Conforming Material. This is Company’s sole remedy for this matter.

15.   INSURANCE, TAXES.   Company shall maintain the following insurance: Workers’ Compensation and Employers’ Liability Insurance coverage as is required by applicable law; Comprehensive

General Liability (bodily injury and property damage) Insurance coverage with limits of not less than ~~Two~~ (One) Million ~~($2,000,000~~) ($1,000,000)(GAC/MRB) Dollars  combined single limit per occurrence; Automobile Liability (Bodily Injury and Property Damage) Insurance of not less than Two (One) Million (~~$2,000,000~~) ($1,000,000)(GAC) Dollars combined single limit per occurrence, on all owned, non-owned, and hired vehicles; Company shall itself have or shall require contractors which may perform services for it

GAC/MRB

relating to the transportation and hauling of Materials to the Facility (“Transportation Contractors”) to maintain general liability and automobile liability insurance of not less than ~~Two~~ (One) Million (~~$2,000,000~~) ($1,000,000)(GAC/MRB) Dollars combined single limit. Company shall require that ENERGIS be named as an additional insured on all policies of insurance maintained by Company or Company’s Transportation Contractors. Energis shall maintain the following insurance: Workers’ Compensation/Employers’ Liability Insurance as required by applicable law; Comprehensive General Liability (bodily injury and property damage) Insurance with limits of not less than $2,000,000.00 combined single limit per occurrence; Automobile Liability (Bodily Injury and Property Damage) Insurance of not less than $2,000,000.00 combined single limit per occurrence, on all owned, non-owned, and hired vehicles.  Upon request, a party shall provide certificates or other documentary evidence of the above insurance. The above insurance shall include a requirement that the insurer provide thirty (30) days’ written notice prior to the effective date of any cancellation or material change of such insurance. These policies will remain in effect during the initial term and any renewal terms of this Agreement.

16.   INTEGRATION, MODIFICATION.   This Agreement constitutes the entire agreement between the parties and supercedes all other agreements and understandings between the parties. No modification or any claimed waiver of any of the provisions of this Agreement shall be binding unless in writing and signed by all parties.

GAC/MRB